Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Virginia BanCorp, Inc. and Subsidiary

Petersburg, Virginia

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Virginia BanCorp, Inc. and Subsidiary, which comprise the consolidated statements of financial condition as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholder’s equity and cash flows for the years then ended and the related notes to the consolidated financial statements, (collectively, financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virginia BanCorp, Inc. and Subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 9, 2017

Virginia BanCorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

December 31, 2016 and 2015

(Dollars in thousands, except share amounts)

	2016	2015
Assets

Cash and cash equivalents	$14,736	$14,045
Securities available for sale, at fair value (amortized cost of $21,947 and $48,648, respectively)	21,521	48,026
Restricted equity securities, at cost	1,549	2,785
Loans receivable, net of allowance for loan losses of $2,535 and $3,208, respectively	264,069	244,110
Office premises and equipment, net	3,400	2,452
Other real estate owned, net of valuation allowance of $1,079 and $1,011, respectively	3,113	3,165
Bank-owned life insurance	8,370	8,111
Accrued interest receivable	1,314	1,371
Prepaid expenses and other assets	2,148	2,965

Total assets	$320,220	$327,030

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$258,870	$239,075
FHLB advances	25,000	53,000
Advance payments by borrowers for taxes and insurance	328	241
Accounts payable and accrued liabilities	850	809

Total liabilities	285,048	293,125

Stockholders’ Equity
Common stock, no par value, 10,000,000 shares authorized; 3,893,376 shares issued and outstanding as of December 31, 2016 and 2015	1,564	1,564
Additional paid-in capital	1,548	1,548
Retained earnings	33,321	31,756
Accumulated other comprehensive loss	(280)	(410)
Unearned ESOP shares	(981)	(553)

Total stockholders’ equity	35,172	33,905

	$320,220	$327,030

See Notes to Consolidated Financial Statements.

Virginia BanCorp, Inc. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2016 and 2015

(Dollars in thousands, except share and per share amounts)

	2016	2015
Interest income:
Loans, including fees	$11,596	$9,851
Interest on investment securities	565	1,041
Interest on cash equivalents	71	30

Total interest income	12,232	10,922

Interest expense:
Deposits	1,546	1,372
Borrowings	166	65

Total interest expense	1,712	1,437

Net interest income	10,520	9,485
Provision for (recovery of) loan losses	125	(800)

Net interest income after provision for (recovery of) loan losses	10,395	10,285

Noninterest income:
Service charges and other fees	338	352
Gains on sales of securities, net	35	96
Income from bank-owned life insurance	259	111
Gain on sale of other assets	1	2
Gains on sales of loans	27	30
Other	34	17

Total noninterest income	694	608

Noninterest expenses:
Compensation and employee benefits	4,333	4,329
Net occupancy	219	268
Federal insurance premiums	170	205
Computer service	731	934
Depreciation and maintenance	647	490
Gain on sale of other real estate owned, net	(46)	(96)
Other real estate owned expenses, net of rental income	30	39
Legal and professional fees	465	232
Other	1,847	1,359

Total noninterest expense	8,396	7,760

Income before income taxes	2,693	3,133
Income tax expense	855	1,027

Net income	$1,838	$2,106

Basic and diluted earnings per share	$0.48	$0.54

Weighted Average Shares Outstanding, basic and diluted	3,808,747	3,877,316

See Notes to Consolidated Financial Statements.

Virginia BanCorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2016 and 2015

(Dollars in thousands)

	2016	2015
Net income	$1,838	$2,106
Other comprehensive income, net of tax:
Unrealized gains on available for sale securities net of tax of $78 and $195, respectively	153	379
Less: reclassification adjustment for gains on sale of available for sale securities included in net income, net of tax expense of $12 and $33, respectively	(23)	(63)

Other comprehensive income	130	316

Total comprehensive income	$1,968	$2,422

See Notes to Consolidated Financial Statements.

Virginia BanCorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2016 and 2015

(Dollars in thousands, except per share amounts)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned ESOP Shares	Total Stockholders’ Equity
Balance, December 31, 2014	$1,564	$1,906	$29,848	$(726)	$(451)	$32,141
Net income	—	—	2,106	—	—	2,106
Other comprehensive income	—	—	—	316	—	316
Repayment of ESOP loan	—	—	—	—	50	50
Change in unearned ESOP shares	—	—	—	—	(152)	(152)
Dividends paid ($0.05 per share)	—	—	(198)	—	—	(198)
Repurchase of common stock	—	(358)	—	—	—	(358)

Balance, December 31, 2015	1,564	1,548	31,756	(410)	(553)	33,905
Net income	—	—	1,838	—	—	1,838
Other comprehensive income	—	—	—	130	—	130
Repayment of ESOP loan	—	—	—	—	83	83
Change in unearned ESOP shares	—	—	—	—	(511)	(511)
Dividends paid ($0.07 per share)	—	—	(273)	—	—	(273)

Balance, December 31, 2016	$1,564	$1,548	$33,321	$(280)	$(981)	$35,172

See Notes to Consolidated Financial Statements.

Virginia Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(Dollars in thousands)

	2016	2015
Cash Flows From Operating Activities
Net income	$1,838	$2,106
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) loan losses	125	(800)
Deferred income tax expense	754	1,048
Depreciation and amortization	372	251
Amortization of deferred loan fees/costs and investment securities premiums and discounts, net	821	580
Gain on sale of securities	(35)	(96)
Gain on sale of other assets	(1)	(2)
Gain on sale of loans	(27)	(30)
Originations of loans held for sale	(857)	(1,589)
Proceeds from sale of loans held for sale	884	1,619
Income from bank-owned life insurance	(259)	(111)
Gain on sale of real estate owned	(46)	(96)
Changes in operating assets and liabilities:
Accrued interest receivable	57	(264)
Prepaid expenses and other assets	(4)	(88)
Accrued interest payable and other liabilities	41	12

Net cash provided by operating activities	3,663	2,540

Cash Flows From Investing Activities
Increase of restricted stock	$1,236	$1,020
Purchases of investment securities available for sale	(3,115)	—
Proceeds from sales/maturities/calls of investment securities available for sale	22,460	17,537
Principal payments on investment securities available for sale	7,192	7,874
Net increase in loans	(21,092)	(65,997)
Purchase of bank-owned life insurance	—	(8,000)
Purchases of office premises and equipment, net	(1,319)	(492)
Proceeds from sales of real estate owned	485	836

Net cash provided by (used in) investing activities	5,847	(47,222)

See Notes to Consolidated Financial Statements.

Virginia Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2016 and 2015

(Dollars in thousands)

	2016	2015
Cash Flows From Financing Activities
Net increase in deposits	19,795	20,164
Net increase (decrease) in advance payments by borrowers for taxes and insurance	87	(61)
(Repayment of) proceeds from FHLB advances	(28,000)	23,000
Repurchase of common stock	—	(358)
Cash dividends	(273)	(198)
Repayment of borrowings by ESOP	83	50
Increase of unearned ESOP shares	(511)	(152)

Net cash (used in) provided by financing activities	(8,819)	42,445

Net increase (decrease) in cash and cash equivalents	691	(2,237)
Cash and Cash Equivalents
Beginning	14,045	16,282

Ending	$14,736	$14,045

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$1,714	$1,430

Income taxes	$70	$20

Supplemental Schedule of Noncash Investing Activities
Change in unrealized gain on securities available for sale	$196	$478

Transfer from loans receivable to real estate owned	$387	$1,892

See Notes to Consolidated Financial Statements.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of Business

Virginia BanCorp, Inc. (BanCorp) was organized and incorporated under the laws of the State of Virginia on November 8, 2002, and became a unitary savings and loan holding company for First Federal Savings Bank (the Bank) on January 21, 2003, (collectively, the Company). BanCorp has no operations and conducts no business of its own other than ownership of its subsidiary. The Bank is primarily engaged in the business of obtaining deposits and originating single-family residential, commercial and consumer loans within its primary lending area, Southeastern Virginia.

On March 24, 2008, the Board of Directors of Virginia BanCorp, Inc. voted to approve the conversion of First Federal Savings Bank into Virginia Commonwealth Bank (the Bank). In July 2008, the Federal Reserve Bank of Richmond (FRB) approved this conversion effectively converting the bank from a savings and loan to a state chartered bank incorporated under the laws of the State of Virginia. The effective date of the change was October 1, 2008.

On November 2, 2016 Virginia BanCorp, Inc. and Bay Banks of Virginia, Inc. (“Bay Banks”) entered into an Agreement and Plan of Merger (the “merger agreement”), that provides for the combination of the two companies. Under the merger agreement, Virginia BanCorp will merge with and into Bay Banks, with Bay Banks as the surviving corporation (the “merger”). Following the merger, Virginia Commonwealth Bank will merge with and into Bank of Lancaster, with Bank of Lancaster as the surviving bank (the “bank merger”). Following the bank merger, the name of the surviving bank will be changed to “Virginia Commonwealth Bank.” The merger which is expected to be completed by the second quarter of 2017, is subject to regulatory approvals and the approval of the shareholders of both companies, as well as customary closing conditions.

Summarized below are the accounting policies considered significant by the Company:

Principles of Consolidation

The consolidated financial statements include the accounts of BanCorp and its wholly-owned subsidiary, the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Financial Statement Presentation and Accounting Estimates

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses for the period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for loan losses, the valuation of real estate owned and deferred tax assets, and fair value disclosures. Management uses available information to estimate losses on loans in the portfolio; however, future adjustments to the allowance may be necessary based on changes in the various factors evaluated.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Concentration of Credit Risk

Most of the Company’s activities are with customers located within the Southeastern Virginia area. Notes 2 and 3 discuss the types of securities the Company invests in and Notes 4 and 5 discuss the types of lending the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents

For purposes of reporting in the statements of cash flows, the Company includes all interest-bearing and noninterest-bearing cash accounts, which are not subject to withdrawal restrictions or penalties, money market accounts and federal funds sold as cash and cash equivalents. From time to time the Company may have deposits in excess of insurance coverage at other institutions. Cash flows from loans and deposits are reported net.

Investment Securities

The Company has investments in debt securities, which consist of obligations of the U.S. Government and federal agencies, states and political subdivisions, collateralized mortgage obligations and mortgage-backed securities.

Management classifies all securities as trading, available for sale, or held to maturity as individual investment securities are acquired, and reassesses the appropriateness of such classification at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading. All securities have been classified as available for sale.

Securities Available for Sale

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Premiums and discounts are amortized using the interest method over the securities’ contractual lives. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related tax effect, a component of stockholders’ equity. Realized gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Declines in the fair value of individual available for sale securities below their cost that are deemed to be other-than-temporary result in write-downs of the individual securities to their fair value. Debt securities that are deemed to be other-than-temporarily impaired are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment for debt securities related to other factors is recognized in other comprehensive income. In evaluating other-than-temporary

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the reasons for the decline in value, (3) the financial position and access to capital of the issuer, including the current and future impact of any specific events, and (4) for fixed maturity securities, whether the Company intends to sell the security, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, which in some cases may extend to maturity.

Restricted Equity Securities

The Company, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 0.20% of total assets or 4.5% of advances from the FHLB. Based on the redemption provisions of the FHLB, the stock has no quoted market value. In addition, as a requirement for membership, the Company invests in the stock of Community Bankers Bank and the Federal Reserve Bank. Management reviews for impairment based on the ultimate recoverability of the cost basis in these securities. During the years ended December 31, 2016 and 2015, management determined that no impairment charges were necessary based on its review of the ultimate recoverability of its cost basis in restricted equity securities.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value (LOCOM). For loans carried at LOCOM, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan. There were no loans held for sale at December 31, 2016 and 2015.

Loans Receivable and Allowance for Loan Losses

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, partial charge-offs, the undisbursed portion of loans in process and net deferred loan origination fees and discounts. The Bank makes commercial and consumer loans to customers. Interest on loans is recognized over the term of the loan, and is calculated using the simple interest method on principal amounts outstanding. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments. The Company does not record interest on loans delinquent 90 days or more. If collectability is not certain or at the time a loan becomes nonperforming, the Company establishes a reserve for uncollected interest and reverses previously recognized interest income. Interest collected while the loan is in such status is credited to income only if the collection of the principal balance is reasonably assured. If the loan is brought to a status in which collectability of principal and interest is no longer in doubt, the reserve for uncollected interest is reversed and interest income is recognized. The Company accounts for interest on impaired loans in a similar fashion.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged against income and decreased by loans charged-off (net of recoveries, if any). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

conditions, among other factors. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The allowance consists of specific and general components. The specific component relates to loans that are identified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows or the net realizable value, which is equal to the estimated fair value less estimated costs to sell, of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and those loans classified that are not impaired and is based on historical loss experience adjusted for other internal or external influences on credit quality that are not fully reflected in the historical data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impaired loans also include troubled debt restructurings (TDRs) where management has modified loan terms and made concessions to borrowers in financial difficulty.

Impairment is measured on a loan-by-loan basis for commercial and construction loans based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Servicing Assets

The Company retains the right to service certain mortgage loans sold to others. Servicing assets represent the estimated fair value of retained servicing rights at the time loans are sold and included in other assets. Servicing assets are amortized in proportion to, and over the period of, estimated net servicing revenues as part of noninterest income. Impairment is evaluated based on stratifying the underlying financial assets by date of origination and term. Fair value is determined using prices for similar assets with similar characteristics, when available, or based on discounted cash flows using market-based assumptions. Any impairment, if temporary, would be reported as a valuation allowance.

Other Real Estate Owned

Real estate acquired in settlement of loans is initially recorded at the fair value of the property less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Costs relating to the development and improvement of the property are capitalized to the extent the value of the property is increased, while holding costs of the property are charged to expense in the period incurred. Subsequent valuation adjustments, if any, are recognized as a charge against current earnings. Gains and losses on such sales are recognized in noninterest expense as they occur.

Office Premises and Equipment

Office premises, leasehold improvements, computer software, and equipment are stated at cost less accumulated depreciation, which is computed using the straight-line method over estimated useful lives of 3 to 7 years for equipment and computer software and 15 to 30 years for office premises and leasehold improvements. Land is carried at cost. Repairs and maintenance expenditures are charged to operations as incurred, while major improvements are capitalized.

Employee Savings and Stock Ownership Plans

The Company adopted an Employee Stock Ownership Plan (ESOP) designed to invest primarily in Company stock under Sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986 and a 401(k) employee savings plan under Section 401(a) of the Code. The Company’s matching 401(k) contribution is up to 4% of an eligible employee’s compensation and determined annually by the Board of Directors. The Company also makes a semi-monthly Safe Harbor cash contribution totaling 3% of an eligible employee’s compensation to their ESOP account.

The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of stockholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Advance Payments by Borrowers for Taxes and Insurance

Certain borrowers make monthly payments, in addition to principal and interest, in order to accumulate funds from which the Company will pay the borrowers’ property taxes and insurance premiums on their behalf.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Income Taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company and its subsidiaries file consolidated federal income tax returns and the Bancorp files a state income tax return. In lieu of a state income tax, the Bank pays Virginia bank franchise tax, which is included as noninterest expense within the consolidated statements of income.

Accounting guidance on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company recognizes interest and penalties on income taxes, if any, as a component of income tax expense. There is no liability recorded for uncertain tax positions as of December 31, 2016 and 2015.

Fair Value of Financial Instruments

The estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company’s financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange.

The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of December 31, 2016 and 2015. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Off-Statement of Financial Condition Risk

The Company is a party to financial instruments having risk such as commitments to extend credit and home equity lines of credit that is not reflected in its consolidated statement of financial condition. Management assesses the risk related to these instruments for potential losses on an ongoing basis. Such financial instruments are recorded when they are funded.

Bank-Owned Life Insurance

The Company has purchased life insurance on certain key employees. These policies are recorded at their cash surrender value and are included in a separate line item on the Company’s consolidated statements of financial condition.

Earnings Per Share

Basic earnings per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). Diluted earnings per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the number of unearned ESOP shares purchased by the ESOP, which have not been allocated to participant accounts, are not assumed to be outstanding. The weighted average number of common shares outstanding for both basic and diluted calculations is 3,808,747 and 3,877,316 at December 31, 2016 and 2015, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains or losses on securities available for sale which are also recognized as a separate component of stockholders’ equity.

Reclassification

Certain reclassifications have been made to the consolidated financial statements of the prior year to conform to the current year presentation. Net income was not affected by these reclassifications.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in ASU 2016-01, among other things: 1) Requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. 2) Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables). 3) Eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost. The amendments within this ASU are effective for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. The Company is currently assessing the impact that ASU 2016-01 will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, for non-public entities. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact that ASU 2016-02 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, “Investments – Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting.” The amendments in this ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The Company does not expect the adoption of ASU 2016-07 to have a material impact on its consolidated financial statements.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this ASU are effective for non-public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is currently assessing the impact that ASU 2016-13 will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are effective for non-public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 2.	Investment Securities

The amortized cost and estimated fair value, with gross unrealized gains and losses, of investment securities available for sale at December 31, 2016 and 2015:

	December 31, 2016
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Government and federal agencies obligations	$3,540	$—	$(78)	$3,462
Obligations of state and political subdivisions	1,474	15	—	1,489
Collateralized residential mortgage obligations	11,137	—	(372)	10,765
Residential mortgage-backed securities	5,796	32	(23)	5,805

	$21,947	$47	$(473)	$21,521

	December 31, 2015
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Government and federal agencies obligations	$18,375	$—	$(128)	$18,247
Obligations of state and political subdivisions	4,470	28	(17)	4,481
Collateralized residential mortgage obligations	16,423	—	(467)	15,956
Residential mortgage-backed securities	9,380	23	(61)	9,342

	$48,648	$51	$(673)	$48,026

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following tables show the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015:

	December 31, 2016
	Less Than		12 Months
(Dollars in thousands)	12 Months		or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency obligations	$3,462	$(78)	$—	$—	$3,462	$(78)
Obligations of state and political subdivisions	—	—	—	—	—	—
Collateralized mortgage obligations	7,135	(228)	3,630	(144)	10,765	(372)
Residential mortgage-backed securities	756	(14)	1,482	(9)	2,238	(23)

Total temporarily impaired securities	$11,353	$(320)	$5,112	$(153)	$16,465	$(473)

	December 31, 2015
	Less Than		12 Months
(Dollars in thousands)	12 Months		or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and federal agency obligations	$13,310	$(65)	$4,937	$(63)	$18,247	$(128)
Obligations of state and political subdivisions	2,983	(17)	—	—	2,983	(17)
Collateralized mortgage obligations	8,394	(82)	7,562	(385)	15,956	(467)
Residential mortgage-backed securities	6,711	(36)	2,037	(25)	8,748	(61)

Total temporarily impaired securities	$31,398	$(200)	$14,536	$(473)	$45,934	$(673)

U.S. Government Agencies

The unrealized losses on two investments in U.S. government obligations and direct obligations of U.S. government agencies in excess of twelve months as of December 31, 2016, were caused by increases in market interest rates. The contractual terms of those investments do not permit the issuers to settle the security at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of the amortized cost basis, which may be maturity, the Company does not consider the investments to be other-than-temporarily impaired at December 31, 2016.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Collateralized Mortgage Obligations

The unrealized losses on the eight collateralized mortgage obligations, three of which were in unrealized loss positions in excess of tweleve months as of December 31, 2016, are primarily driven by higher projected collateral losses, wider credit spreads and changes in interest rates. These investments are investment grade. Based upon the assessment of the expected credit losses of the securities given the performance of the underlying collateral, the Bank expects to recover the entire amortized cost basis of these securities. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

Mortgage-Backed Securities

The unrealized losses on the three mortgage-backed securities, two of which were in unrealized loss positions in excess of twelve months as of December 31, 2016, were caused by changes in market interest rates or other factors that management deems to be temporary. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost bases of the Company’s investments. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2016.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The amortized cost and fair value of debt securities at December 31, 2016, by contractual maturity, are shown below.

(Dollars in thousands)	Amortized Cost	Fair Value
Due after one year through five years	$1,726	$1,697
Due after five years through ten years	1,826	1,771
Due after ten years	18,395	18,053

	$21,947	$21,521

Summarized below is the sales activity for investment securities:

(Dollars in thousands)	2016	2015
Proceeds from sale of securities available for sale	$22,460	$17,537
Realized gains from securities available	(35)	(96)

Cost of securities sold	$22,425	$17,441

At December 31, 2016 and 2015, U.S. government and federal agency obligations with a carrying amount of $1.1 million and $3.0 million, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Note 3.	Restricted Equity Securities

Federal Home Loan Bank stock and other restricted equity securities include the following:

(Dollars in thousands)	2016	2015
Federal Home Loan Bank Stock	$1,355	$2,591
Federal Reserve Bank Stock	150	150
Investment in Community Banker’s Bank	44	44

	$1,549	$2,785

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 4.	Loans Receivable

The following table sets forth the composition of the Company’s loan portfolio for the dates indicated:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Single and multi-family mortgages	$82,259	$76,565
Construction and land development	11,130	13,021
Non-residential mortgages	104,838	95,294
Commercial	29,623	21,975
Consumer	36,945	38,207

	264,795	245,062

Loans in process	40	316
Allowance for loan losses	(2,535)	(3,208)
Deferred loan costs and (fees), net	1,769	1,940

	(726)	(952)

	$264,069	$244,110

The Company has had, and expects to continue to have in the ordinary course of business, lending transactions with directors and executive officers of the Company and their affiliates. Management believes these transactions are made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectability or present any other unfavorable features. At December 31, 2016 and 2015, the Company had no outstanding loans to directors and executive officers.

Loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans at December 31, 2016 and 2015 are summarized as follows:

(Dollars in thousands)	2016	2015
Loan portfolios serviced for:
Federal Home Loan Mortgage Corporation	$24,344	$28,406
Other investors	12,260	10,729

	$36,604	$39,135

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $112 thousand and $116 thousand at December 31, 2016 and 2015, respectively.

The Company has servicing rights totaling $336 thousand and $399 thousand and are included in other assets at December 31, 2016 and 2015, respectively, which approximate their fair value.

The fair value of the mortgage servicing rights was based on a valuation model that calculates the present value of estimated future net servicing income using assumptions of market participants. The Company’s amortization of the mortgage servicing rights was $69 thousand and $90 thousand for the years ended December 31, 2016 and 2015, respectively.

There were no valuation allowances for mortgage servicing rights at December 31, 2016 and 2015.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 5.	Credit Quality

Loan origination/risk management: The Company makes loans to individuals as well as to commercial entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the creditworthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that a majority of the loan customers are located in the markets serviced by the Company. All loans are underwritten within specific lending policy guidelines that are designed to maximize Company profitability within an acceptable level of business risk.

Single and multi-family loans involve lending to consumers through first and second lien mortgage loans, multi-family investment properties and home equity lines of credit secured by residential properties generally located within our market area. Because payments on these loans are highly dependent upon the borrower’s financial condition and real estate values, the Company analyzes credit scores, financial stability and general local and national economic conditions.

Construction and land development loans cover commercial and residential project development. These loans are underwritten based upon independent appraisals, analysis of absorption or lease rates, and the global financial analysis of the developers and/or property owners and include estimates of costs and value associated with the complete project. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. These loans are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, regulations of real property, general economic conditions and the availability of long-term financing.

Non-residential mortgage loans include owner-occupied properties, non-owner-occupied properties, as well as farmland and are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of an owner’s business or the successful operation of the property securing the loan or the business conducted on the property securing the loan. The properties securing the Company’s commercial real estate portfolio are diverse in terms of type and geographic location. The Company seeks to minimize these risks in a variety of ways, including pre-lease requirements, if applicable, limiting the size and loan-to-value and requiring minimum debt service coverage ratios on its commercial real estate loans.

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and prudently expand its business. Commercial loans are primarily made based on the identified business and global cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate personal guarantees to mitigate the risk of loss. While some short-term loans may be made on an unsecured basis, as a practice, the Company is primarily a secured lender.

Consumer loans generally involve more risk than first mortgages. Consumer loans are generally originated at higher rates than residential mortgage loans but also tend to have a higher risk than residential loans due to the loan being unsecured or secured by rapidly depreciable assets.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Age analysis of past due loans: The following tables represent an aging of loans by category as of December 31, 2016 and 2015. The tables present the principal amount outstanding on the loans which may be past due for principal and/or interest payments contractually due.

	December 31, 2016
(Dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Single and multi-family mortgages	$566	$162	$—	$461	$1,189	$81,070	$82,259
Construction and land development	27	—	—	—	27	11,103	11,130
Non-residential mortgages	—	71	—	352	423	104,415	104,838
Commercial loans	—	—	—	—	—	29,623	29,623
Consumer loans	204	29	—	114	347	36,598	36,945

	$797	$262	$—	$927	$1,986	$262,809	$264,795

	December 31, 2015
(Dollars in thousands)	30 - 59 Days Past Due	60 - 89 Days Past Due	90+ Days and Still Accruing	Nonaccrual	Total Past Due	Current	Total Loans
Single and multi-family mortgages	$413	$105	$—	$1,312	$1,830	$74,735	$76,565
Construction and land development	27	—	—	—	27	12,994	13,021
Non-residential mortgages	274	27	—	1,134	1,435	93,859	95,294
Commercial loans	—	—	—	—	—	21,975	21,975
Consumer loans	105	—	—	106	211	37,996	38,207

	$819	$132	$—	$2,552	$3,503	$241,559	$245,062

Credit quality classifications: The Company assigns internal credit classifications at the inception of each loan. A loan’s internal risk rating is updated at least annually and more frequently if circumstances warrant a change in risk rating. The following definitions summarize the basis for each classification.

Pass credit classifications will generally reflect a credit characterized by a good track record of servicing debt as agreed and sufficient current and expected cash flow to service debt with satisfactory first and secondary sources of repayment. External factors including market and economic variables have little impact.

Watch credit classifications will generally show signs of weakness in either adequate sources or repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss. Repayment issues may be due to operational issues, financial trends, or reliance on projected versus historical performance.

Special Mention credit classifications will generally exhibit adverse trends in the borrower’s operations, credit quality or financial strength. Loans in this category constitute an undue and unwarranted credit risk but not to the point of justifying a substandard classification.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Substandard credit classifications will generally be characterized by well-defined weaknesses. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Substandard – impaired credit classifications for which it is probable based on current information and events that the Company will not collect all amounts due under the terms of the underlying loan agreement.

Doubtful credits have all the weaknesses inherent in loans classified substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.

The following tables summarize the loan portfolio by category of loan and the internally assigned credit quality ratings for those categories at December 31, 2016 and 2015:

	December 31, 2016
(Dollars in thousands)	Single & Multi-Family	Construction & Land Development	Non-Residential Mortgage	Commercial	Consumer	Total
Pass	$78,143	$6,980	$100,503	$29,082	$36,737	$251,445
Watch	1,823	2,470	3,616	541	83	8,533
Special Mention	945	27	239	—	—	1,211
Substandard	980	1,653	19	—	125	2,777
Substandard – impaired	368	—	461	—	—	829

	$82,259	$11,130	$104,838	$29,623	$36,945	$264,795

	December 31, 2015
(Dollars in thousands)	Single & Multi-Family	Construction & Land Development	Non-Residential Mortgage	Commercial	Consumer	Total
Pass	$71,888	$8,289	$92,033	$21,773	$38,035	$232,018
Watch	1,956	3,019	1,563	—	91	6,629
Special Mention	373	1,661	409	—	—	2,443
Substandard	1,041	52	47	202	81	1,423
Substandard – impaired	1,307	—	1,242	—	—	2,549

	$76,565	$13,021	$95,294	$21,975	$38,207	$245,062

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 6.	Allowance for Loan Losses and Troubled Debt Restructurings

The following tables summarize the allowance for loan losses as of and for the years ended December 31, 2016 and 2015, by loan category and the amount by category of the loans evaluated individually or collectively for impairment.

	December 31, 2016
(Dollars in thousands)	Single &	Construction &	Non-Residential
	Multi-Family	Land Development	Mortgage	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,051	$29	$1,192	$190	$746	$3,208
Charge-offs	(469)	—	(74)	—	(343)	(886)
Recoveries	9	1	49	—	29	88
Provision for (recovery of) loan losses	19	(27)	(282)	(4)	419	125

Ending balance	$610	$3	$885	$186	$851	$2,535

Ending balance of allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	610	3	885	186	851	2,535

Totals	$610	$3	$885	$186	$851	$2,535

Loan ending balances
Individually evaluated for impairment	$3,187	$1,606	$532	$—	$—	$5,325
Collectively evaluated for impairment	79,072	9,524	104,306	29,623	36,945	259,470

Totals	$82,259	$11,130	$104,838	$29,623	$36,945	$264,795

	December 31, 2015
(Dollars in thousands)	Single &	Construction &	Non-Residential
	Multi-Family	Land Development	Mortgage	Commercial	Consumer	Total
Allowance for loan losses:
Beginning balance	$1,484	$148	$1,158	$202	$788	$3,780
Charge-offs	(353)	(83)	—	—	(134)	(570)
Recoveries	293	461	—	—	44	798
Provision for (recovery of) loan losses	(373)	(497)	34	(12)	48	(800)

Ending balance	$1,051	$29	$1,192	$190	$746	$3,208

Ending balance of allowance for loan losses:
Individually evaluated for impairment	$63	$—	$141	$—	$—	$204
Collectively evaluated for impairment	988	29	1,051	190	746	3,004

Totals	$1,051	$29	$1,192	$190	$746	$3,208

Loan ending balances
Individually evaluated for impairment	$3,539	$2,806	$1,316	$—	$—	$7,661
Collectively evaluated for impairment	73,026	10,215	93,978	21,975	38,207	237,401

Totals	$76,565	$13,021	$95,294	$21,975	$38,207	$245,062

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Impaired loans: Loans are considered impaired when current information and events indicate that the Company may be unable to collect all amounts due according to the contractual terms of the related loan agreements. The Company identifies impaired loans including troubled debt restructurings (TDRs) by applying its normal loan review procedures in accordance with its Allowance for Loan Loss methodology. Management periodically assesses loans to determine whether impairment exists. Any loan that is or will potentially no longer perform in accordance with the terms of the original loan contract, including loans that are rated Substandard or could become rated Substandard in the near term, are evaluated to determine impairment.

The following is a summary of the impaired loan activity in the allowance for loan losses at December 31, 2016 and 2015:

	December 31, 2016
	Unpaid			Average	Interest
(Dollars in thousands)	Principal	Recorded	Related	Recorded	Income
	Balance	Investment	Allowance	Investment	Recognized
With no related allowance recorded:
Single and multi-family mortgages	$3,309	$3,187	$—	$3,358	$245
Construction and land development	1,606	1,606	—	1,620	—
Non-residential mortgages	570	532	—	583	7

Subtotal	5,485	5,325	—	5,561	252

With an allowance recorded:
Single and multi-family mortgages	—	—	—	—	—
Construction and land development	—	—	—	—	—
Non-residential mortgages	—	—	—	—	—

Subtotal	—	—	—	—	—

Total
Single and multi-family mortgages	3,309	3,187	—	3,358	245
Construction and land development	1,606	1,606	—	1,620	—
Non-residential mortgages	570	532	—	583	7

Total	$5,485	$5,325	$—	$5,561	$252

	December 31, 2015
	Unpaid			Average	Interest
(Dollars in thousands)	Principal	Recorded	Related	Recorded	Income
	Balance	Investment	Allowance	Investment	Recognized
With no related allowance recorded:
Single and multi-family mortgages	$3,199	$3,190	$—	$3,247	$301
Construction and land development	2,806	2,806	—	2,837	—
Non-residential mortgages	909	624	—	924	—

Subtotal	6,914	6,620	—	7,008	301

With an allowance recorded:
Single and multi-family mortgages	349	349	63	350	—
Construction and land development	—	—	—	—	—
Non-residential mortgages	692	692	141	697	—

Subtotal	1,041	1,041	204	1,047	—

Total
Single and multi-family mortgages	3,548	3,539	63	3,597	301
Construction and land development	2,806	2,806	—	2,837	—
Non-residential mortgages	1,601	1,316	141	1,621	—

Total	$7,955	$7,661	$204	$8,055	$301

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Troubled debt restructurings: The Company’s loan portfolio also includes certain loans that have been modified in a troubled debt restructuring (TDR). TDRs occur when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, unless it results in a delay in payment that is insignificant. These concessions typically include reductions in interest rate, extending the maturity of a loan, or a combination of both. When the Company modifies a loan, management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs. If management determines that the value of the modified loan is less than the recorded investment in the loan, impairment is recognized on the loan through a specific allowance estimate or charge-off to the allowance. This process is used, regardless of loan type, as well as for loans modified as TDRs that subsequently default on their modified terms. At December 31, 2016 and 2015, the Company had $4.9 million and $7.4 million, respectively, in TDRs included in impaired loans.

During the year ended December 31, 2016, the Company modified three loans in troubled debt restructuring transactions. Modifications consisted of interest rate reductions, extensions of maturity dates, forgiveness of past due interest or fees or a combination thereof. During the year ended December 31, 2015, the Company did not modify any loans in troubled debt restructuring transactions. The following table presents, by class of loans, information related to loans modified as TDRs during the year ended December 31, 2016:

	December 31, 2016
(Dollars in thousands)	Number of Loans	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments
Troubled Debt Restructuring
Single and multi-family mortgages	3	$211	$97

Total	3	$211	$97

During the year ended December 31, 2016 and December 31, 2015, there were no loans restructured during the previous twelve months that were not performing under their modified terms. There were no residential mortgage loans in the process of foreclosure at December 31, 2016.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 7.	Office Premises and Equipment

Office premises and equipment at December 31, 2016 and 2015, are summarized by major classifications as follows:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Land and land improvements	$1,174	$1,068
Buildings	4,437	3,551
Leasehold improvements	280	280
Furniture and fixtures	2,789	2,505
Computer software	794	753

	9,474	8,157
Less accumulated depreciation	6,074	5,705

	$3,400	$2,452

Depreciation expense for the years ended December 31, 2016 and 2015 was $372 thousand and $251 thousand, respectively.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 8.	Deposits

Deposits at December 31, 2016 and 2015, consist of the following:

	December 31, 2016		December 31, 2015
(Dollars in thousands)	Amount	Percent	Amount	Percent
Noninterest-bearing deposits	$18,631	7.20%	$17,481	7.31%
Passbook savings accounts	20,697	8.00	19,602	8.20
NOW, SuperNow and demand accounts	47,918	18.51	45,214	18.91
Money market accounts	55,057	21.27	47,713	19.96

	142,303	54.97	130,010	54.38
Certificates of deposit	116,567	45.03	109,065	45.62

	$258,870	100.00%	$239,075	100.00%

The aggregate amount of certificates of deposit with a minimum denomination of $250 thousand was $10.3 million and $8.0 million at December 31, 2016 and 2015, respectively.

At December 31, 2016, scheduled maturities of certificates of deposit are as follows:

2017	$71,992
2018	13,691
2019	9,751
2020	9,445
2021	11,688

$116,567

Interest expense on deposits for the years ended December 31, 2016 and 2015, consisted of the following:

(Dollars in thousands)	2016	2015
NOW, Super NOW, demand accounts, and money market deposit accounts	$228	$163
Passbook savings accounts	30	28
Certificates of deposit	1,288	1,181

	$1,546	$1,372

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 9.	Employee Savings and Stock Ownership Plans

The Company provides an Employee Savings 401(k) Plan as well as an Employee Stock Ownership Plan, each with a related trust for the benefit of its employees who have completed the term of service as required by the plans and have reached at least 21 years of age. On April 1, 2012, the trust transferred funds of $2.2 million to ADP Retirement Services in order to provide participants with a variety of mutual fund options to choose from in directing the investment of their retirement plan assets. During the years ended December 31, 2016 and 2015, the Company contributed and expensed approximately $200 thousand and $196 thousand, respectively, to the ESOP. Assets of the ESOP include $49 thousand and $132 thousand in cash on deposit with the Bank at December 31, 2016 and 2015, respectively.

Since 2009, the ESOP has purchased from terminated participants shares of common stock funded with the proceeds from stock acquisition loans established with the Company scheduled to mature at various dates. As of December 31, 2016, there were four fixed rate amortizing loans in the amount of $511,768, $138,947, $180,000, and $150,522 with maturity dates of November 1, 2026, November 1, 2025, March 1, 2025, and March 1, 2019, respectively. The shares are allocated back to the ESOP participants as principal payments are received on the notes. The loans may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Company in amounts sufficient to retire the debt. The notes receivable are presented as a reduction of stockholders’ equity and had an outstanding balance of $981 thousand and $553 thousand, at December 31, 2016 and 2015, respectively.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of relative ESOP account balances. Benefits become 100% vested after five years of credited service. Forfeitures of non-vested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the consolidated financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the consolidated financial statements.

At December 31, 2016 and 2015, 139,584 and 90,633, respectively, shares held by the ESOP have been placed in suspense and are not committed to be released. These shares are not treated as outstanding in computing both basic and diluted earnings per share.

In the event an ESOP participant desires to sell his or her shares of the Company’s stock, the participant has in effect a put option to the trust. The potential commitment to the trust for the put option is approximately $3,877,397 and $3,455,622 at December 31, 2016 and 2015, respectively. Additionally, the trust has the right of first refusal on the subsequent sale of any shares received directly by a participant.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 10.	Stockholders’ Equity

The Bank and the Company are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank and Company must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Bank’s and the Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The Basel III Capital Rules, a new comprehensive capital framework for U.S. Banking Organizations, became effective for the Company, and the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). Quantitative measures established by Basel III Capital Rules ensure capital adequacy require the maintenance or minimum amounts and ratios as presented in the table below of Common Equity Tier 1 capital (“CET1”), Tier 1 capital, and Total capital (as defined in the regulations), to risk-weighted assets (as defined), and of Tier 1 capital to adjust quarterly average assets (as defined). The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer is 0.625 for 2016.

As of December 31, 2016, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized at December 31, 2016, an institution must maintain minimum total risk-based, CET1 risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios, and minimum regulatory capital requirements, as of December 31, 2016 and 2015 are also presented in the table.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2016 and 2015, are presented in the tables below:

	December 31, 2016
					Minimum To Be Well
			Minimum Capital		Capitalized Under Prompt
(Dollars in thousands)	Actual		Requirement		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Capital to Risk Weighted Assets:
Consolidated	$37,999	14.3165%	$22,893	8.6250%	N/A	N/A
Bank	$37,943	14.3489%	$22,807	8.6250%	$28,548	10.0000%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	$35,068	13.2118%	$17,584	6.6250%	N/A	N/A
Bank	$35,011	13.2401%	$17,519	6.6250%	$21,155	8.0000%
Tier 1 Capital to Average Assets:
Consolidated	$35,068	10.7081%	$13,099	4.0000%	N/A	N/A
Bank	$35,011	10.7234%	$13,060	4.0000%	$16,325	5.0000%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	$35,068	13.2118%	$13,603	5.1250%	N/A	N/A
Bank	$35,011	13.2401%	$13,552	5.1250%	$17,188	6.5000%

	December 31, 2015
					Minimum To Be Well
			Minimum Capital		Capitalized Under Prompt
(Dollars in thousands)	Actual		Requirement		Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total Capital to Risk Weighted Assets:
Consolidated	$35,746	14.7000%	$19,550	8.0000%	N/A	N/A
Bank	$35,657	14.6800%	$19,505	8.0000%	$24,381	10.0000%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	$32,691	13.4000%	$14,663	6.0000%	N/A	N/A
Bank	$32,610	13.4200%	$14,628	6.0000%	$19,505	8.0000%
Tier 1 Capital to Average Assets:
Consolidated	$32,691	10.5000%	$12,433	4.0000%	N/A	N/A
Bank	$32,610	10.5200%	$12,411	4.0000%	$15,513	5.0000%
Common Equity Tier 1 Capital to Risk Weighted Assets:
Consolidated	$32,691	13.4000%	$10,997	4.5000%	N/A	N/A
Bank	$32,610	13.4200%	$10,971	4.5000%	$15,848	6.5000%

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 11.	Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (DTA) at December 31, 2016 and 2015 are as follows:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Deferred tax assets:
Allowance for loan losses	$838	$796
Nonaccrual loan interest	5	34
Net operating losses	305	1,200
Unrealized loss on securities available for sale	145	212
Other real estate owned	367	344
Deferred loan fees	17	19
Other losses, net	80	39

	1,757	2,644

Deferred tax liabilities:
FHLB stock dividends	131	131
Property and equipment	39	108
Other gains, net	45	42

	215	281

Net deferred tax asset	$1,542	$2,363

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The Company is required to compute such deductions using an experience method.

Deferred taxes have been provided for certain increases in the Company’s tax bad debt reserves subsequent to December 31, 1987, in excess of additions to recorded loan loss allowances. At December 31, 2016 and 2015, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $3.2 million, the balance at December 31, 1987, for which no deferred taxes have been provided because the Company does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb bad debt losses or adjustments arising from the carry-back of net operating losses, income taxes may be imposed at the then existing rates. The approximate amount of unrecognized tax liability associated with these historical additions is approximately $1.1 million.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The realization of DTAs is assessed and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. All available evidence, both positive and negative is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. In assessing the need for a valuation allowance, the Company considered all available evidence about the realization of DTAs, both positive and negative, that could be objectively verified. After weighing both the positive and negative evidence, management determined that a valuation allowance on the net deferred tax asset was not warranted as of December 31, 2016 or 2015.

At December 31, 2016, the Company has net operating loss carry-forwards of $898 thousand that expire after 2032.

The components of income taxes for the year ended December 31, 2016 and 2015 are:

(Dollars in thousands)	2016	2015
Current	$101	$(21)
Deferred	754	1,048

	$855	$1,027

The provision for income taxes differs from the amount obtained by applying the U.S. federal income tax rate to pretax income due to permanent differences between financial statement income and taxable income.

The Company files tax returns in U.S. federal jurisdiction and files income tax returns in Virginia. Generally, the Company is no longer subject to U.S. federal or Virginia income tax examinations by tax authorities for tax years before 2013.

Note	12. Commitments and Contingencies

The Company is a party to financial instruments having risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates that is not reflected in its consolidated statement of financial condition. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments reflected in its consolidated statement of financial condition.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and, generally, have terms of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers; the Company generally holds collateral supporting these commitments. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Company would be required to fund the commitment. The maximum potential amount of future payments the Company could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, the Company would be entitled to seek recovery from the customer. At December 31, 2016 and 2015, no amounts have been recorded as liabilities for the Company’s potential obligations under these guarantees.

A summary of the contract amount of the Company’s exposure to credit and interest rate risks that are not reflected in the consolidated statements of financial condition, at December 31, 2016 and 2015 is as follows:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit, mortgage loans	$3,695	$7,245
Undisbursed lines of credit, consumer	18,098	20,764
Undisbursed lines of credit, commercial	5,921	5,588
Standby letters of credit	99	16

The Company leases four branch properties under various non-cancellable agreements, which expire at various times through 2017 and 2018. The Company’s future minimum payments under the leases as of December 31, 2016, are as follows:

Year Ending December 31, 2016	(Dollars in thousands)
2017	$48
2018	28

$76

Rent expense totaled approximately $129 thousand and $179 thousand for the years ended December 31, 2016 and 2015, respectively.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 13. Fair	Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Accounting guidance defines the fair value of a financial instrument as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. In accordance with this guidance, the Company groups its assets and liabilities carried at fair value in three valuation levels as follows:

Level 1 – Quoted prices in active markets for identical assets and liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments carried at fair value on a recurring basis:

The following table summarizes the financial assets measured at fair value on a recurring basis as of December 31, 2016 and 2015, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Assets measured at Fair Value on a Recurring Basis at December 31, 2016 Using:
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Securities available for sale
U.S. Government and federal agencies obligations	$—	$3,462	$—	$3,462
Obligations of state and political subdivisions	—	1,489	—	1,489
Collateralized residential mortgage obligations	—	10,765	—	10,765
Residential mortgage-backed securities	—	5,805	—	5,805

	$—	$21,521	$—	$21,521

	Assets Measured at Fair Value on a Recurring Basis at December 31, 2015 Using:
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Securities available for sale
U.S. Government and federal agencies obligations	$—	$18,247	$—	$18,247
Obligations of state and political subdivisions	—	4,481	—	4,481
Collateralized residential mortgage obligations	—	15,956	—	15,956
Residential mortgage-backed securities	—	9,342	—	9,342

	$—	$48,026	$—	$48,026

Securities available for sale: The fair value of available securities is based upon quoted market prices, when available in an active market (Level 1). If listed prices or quotes are not available, fair value is based upon quoted market prices for similar or identical assets or other observable inputs (Level 2) or externally developed models that use observable inputs due to limited or no market activity of the instrument (Level 3).

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The valuation of securities using Level 2 inputs was primarily determined using the market approach, which uses quoted prices for similar assets or liabilities in active markets and all other relevant information. It includes model pricing, defined as valuing securities based upon their relationship with other benchmark securities.

The Company may be required, from time to time, to measure and record certain assets at fair value on a non-recurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period.

The following table summarizes assets measured at fair value on a non-recurring basis as of December 31, 2016 and 2015, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2016 Using:
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Assets
Impaired loans	$—	$—	$—	$—
Other real estate owned	3,113	—	—	3,113

Total assets at fair value	$3,113	$—	$—	$3,113

	Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2015 Using:
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Assets
Impaired loans	$837	$—	$—	$837
Other real estate owned	3,165	—	—	3,165

Total assets at fair value	$4,002	$—	$—	$4,002

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following tables display quantitative information about Level 3 Fair Value Measurements as of December 31, 2016 and 2015:

Quantitative information about Level 3 Fair Value Measurements at December 31, 2016
(dollars in thousands)	Fair Value	Valuation Technique(s)	Unobservable Input	Range
Assets
Other real estate owned	$3,113	Discounted appraised value	Selling cost	0% - 10%
			Discount for lack of marketability and age of appraisal	0% - 35%

Quantitative information about Level 3 Fair Value Measurements at December 31, 2015
(dollars in thousands)	Fair Value	Valuation Technique(s)	Unobservable Input	Range
Assets
Impaired loans	$837	Discounted appraised value	Selling cost	0% - 10%
			Discount for lack of marketability and age of appraisal	0% - 35%
Other real estate owned	$3,165	Discounted appraised value	Selling cost	0% - 10%
			Discount for lack of marketability and age of appraisal	0% - 35%

Impaired loans: Impaired loans that are collateral dependent are written down to their fair value, less costs to sell, through the establishment of specific reserves or by recording charge-offs when the carrying value exceeds the fair value. Appraised and reported values may be discounted based on management’s historical knowledge, changes in market conditions from the time of valuation and/or management’s expertise and knowledge of the client and client’s business. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Statements of Income.

Other real estate owned: Other real estate owned is carried at fair value, determined by using appraisals, less costs to sell, which may be discounted based on management’s review and changes in market conditions. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level 3. OREO is measured at fair value on a nonrecurring basis. Any initial fair value adjustment is charged against the Allowance for Loan Losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest expense on the Statements of Income.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The following methods and assumptions were used to estimate fair value of other classes of financial instruments for which it is practical to estimate that value:

Cash and cash equivalents: The carrying amounts reported in the consolidated statement of financial condition for cash and short-term instruments approximate those assets’ fair values.

Restricted equity securities: The carrying value of Federal Home Loan Bank stock and other securities approximate fair value based on the redemption provisions.

Commitments to extend credit and standby letters of credit: The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not material at December 31, 2016 and 2015, and as such, the related fair values have not been estimated.

Loans receivable: For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are equal to carrying basis. The fair values for fixed-rate loans are estimated using discounted cash flow analyses using market interest rates for loans with similar terms to borrowers of similar credit quality except for previously discussed impaired loans.

Bank-owned life insurance (BOLI): The fair value of BOLI is estimated using information provided by insurance carriers. These policies are carried at their cash surrender value, which approximates the fair value.

Servicing assets: Fair value is based on a valuation model that calculates the present value of estimated future net servicing income using assumptions of market participants.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the consolidated statement of financial condition date. The carrying amounts for variable-rate, fixed-term money market accounts approximate their fair values at the consolidated statement of financial condition date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Other borrowings: The fair value of other borrowings is estimated using discounted cash flow analysis based on current market rates for similar types of borrowing arrangements.

Accrued interest receivable, advance payments by borrowers for taxes and insurance and accrued interest payable: The carrying amounts reported in the consolidated statement of financial condition for accrued interest receivable, advance payments by borrowers for taxes and insurance and accrued interest payable approximate their fair value.

Virginia BanCorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The estimated fair values, and related carrying amounts, of the Company’s financial instruments follows. Accounting guidance excludes certain financial instruments from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

	Fair Value Measurements at December 31, 2016
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
(Dollars in thousands)	Carrying	Assets	Inputs	Inputs	Total Fair
	Value	Level 1	Level 2	Level 3	Value
Financial assets:
Cash and cash equivalents	$14,736	$14,736	$—	$—	$14,736
Securities available for sale	21,521	—	21,521	—	21,521
Restricted equity securities	1,549	—	—	1,549	1,549
Loans receivable, net	264,069	—	—	255,212	255,212
Bank-owned Life Insurance	8,370	—	8,370	—	8,370
Servicing assets	336	—	336	—	336
Accrued interest receivable	1,314	—	1,314	—	1,314

Financial liabilities:
Deposits	258,870	—	258,572	—	258,572
FHLB advances	25,000	—	24,998	—	24,998
Advance payments by borrowers for taxes and insurance	328	—	328	—	328
Accrued interest payable	13	—	13	—	13

	Fair Value Measurements at December 31, 2015
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
(Dollars in thousands)	Carrying	Assets	Inputs	Inputs	Total Fair
	Value	Level 1	Level 2	Level 3	Value
Financial assets:
Cash and cash equivalents	$14,045	$14,045	$—	$—	$14,045
Securities available for sale	48,026	—	48,026	—	48,026
Restricted equity securities	2,785	—	—	2,785	2,785
Loans receivable, net	244,110	—	—	235,819	235,819
Bank-owned Life Insurance	8,111	—	8,111	—	8,111
Servicing assets	399	—	399	—	399
Accrued interest receivable	1,371	—	1,371	—	1,371

Financial liabilities:
Deposits	239,075	—	238,955	—	238,955
FHLB advances	53,000	—	52,996	—	52,996
Advance payments by borrowers for taxes and insurance	241	—	241	—	241
Accrued interest payable	15	—	15	—	15

Note 14.	Borrowings

As of December 31, 2016, the Company’s line of credit with the FHLB totaled $76.1 million, with approximately $51.1 million available at December 31, 2016. Additional loans are available that can be pledged as collateral for future borrowings from the FHLB above the current lendable collateral value. As of December 31, 2016, the Company had one fixed-rate, short-term borrowing of $25.0 million outstanding with the FHLB. This short-term advance matures in January 2017 and has an interest rate of 0.61%. The Company had no long-term advances with the FHLB as of December 31, 2016.

Note 15.	Subsequent Events

In accordance with ASC 855-10/SFAS 165, the Company evaluates subsequent events that have occurred after the balance sheet date but before the consolidated financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. The Bank evaluated subsequent events through March 9, 2017, the date the consolidated financial statements were available to be issued.

Based on the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment to or disclosure in the consolidated financial statements.